                                                                                                                Exhibit 12
                                                         McDONALD'S CORPORATION
                                                 STATEMENT RE:  COMPUTATION OF RATIOS
                                                         (Dollars in Millions)
                                                                                Year Ended December 31,
                                                                 1996        1995         1994        1993         1992
                                                                 ----        ----         ----        ----         ----
     EARNINGS AVAILABLE FOR FIXED CHARGES
     - Income before provision for income taxes               $2,251.0    $2,169.1     $1,886.6    $1,675.7     $1,448.1

     - Minority interest in operating results of
       majority-owned subsidiaries, including
       fixed charges related to redeemable
       preferred stock, less equity in
       undistributed operating results of
       less-than-50% owned affiliates                             39.6        19.6          6.6         6.9          5.3

     - Provision for income taxes of 50% owned
       affiliates included in consolidated income
       before provision for income taxes                          73.2        73.3         34.9        34.2         29.4

     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                                      130.9       103.8         83.4        71.6         70.1

     - Interest expense, amortization of debt
       discount and issuance costs, and
       depreciation of capitalized interest*                     392.2       388.8        346.0       358.0        413.8
                                                             -----------------------------------------------------------
                                                              $2,886.9    $2,754.6     $2,357.5    $2,146.4     $1,966.7
                                                             ===========================================================
     FIXED CHARGES
     - Portion of rent charges (after reduction
       for rental income from subleased
       properties) considered to be representative
       of interest factors*                                     $130.9      $103.8        $83.4       $71.6        $70.1

     - Interest expense, amortization of debt
       discount and issuance costs, and fixed
       charges related to redeemable preferred
       stock*                                                    410.4       403.4        343.9       349.3        405.4

     - Capitalized interest*                                      23.5        22.8         21.0        20.7         20.5
                                                             -----------------------------------------------------------
                                                                $564.8      $530.0       $448.3      $441.6       $496.0
                                                             ===========================================================
     RATIO OF EARNINGS TO FIXED CHARGES                           5.11        5.20         5.26        4.86         3.96
                                                             ===========================================================

     *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.
     /TABLE
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